Exhibit 5.1

[Letterhead of Morrison & Foerster LLP]

August 8, 2012

HSBC USA Inc.

452 Fifth Avenue

New York, New York 10018

Re: HSBC USA Inc. – Notes, Series 1

Ladies and Gentlemen:

We have acted as counsel to HSBC USA Inc., a Maryland corporation (the “Company”), in connection with certain senior debt securities (the “Notes”) set forth on Annex A hereto. The offering of the Notes has been registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), under an automatic shelf registration statement on Form S-3, file number 333-180289 (the “Registration Statement”).

The Notes will be issued pursuant to the Indenture, dated as of March 31, 2009 between the Company and Wells Fargo Bank, National Association (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of March 22, 2012 (as so supplemented, the “Senior Indenture”).

In connection with this opinion, we have examined such documents, instruments, certificates of public officials and of the Company and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein. We also have examined the Registration Statement, the Senior Indenture and the form of the Notes.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents, and the due authorization by each such party of all requisite action and the due execution and delivery of such documents by each such party, and that such documents constitute the legal, valid and binding obligations of each such party enforceable against such party in accordance with their terms. With respect to certain factual matters, we have relied upon certificates of officers of the Company.

August 8, 2012
Page Two

The opinion hereinafter expressed is subject to the following qualifications and exceptions:

(i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii) limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii) our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities; and

(iv) we express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America, as in effect on the date hereof.

Based on the foregoing, it is our opinion that when the Notes have been duly executed, delivered and authenticated in accordance with the Senior Indenture and issued and paid for as contemplated by the Registration Statement, the Notes will be valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Indenture.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on or about the date hereof and its incorporation by reference into the Registration Statement.  In giving our consent hereunder, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Annex A to Legal Opinion

Name of Security	Date of Pricing Supplement	Date of Settlement of Security	Principal Amount
Performance Notes Linked to the S&P 500® Low Volatility Index due August 8, 2019	July 25, 2012	August 8, 2012	$1,500,000